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                                                               EXHIBIT 21.1

                            LIST OF SUBSIDIARIES


Peregrine Federal Systems, Inc. (Illinois)

Peregrine Asset Management Corporation (Delaware)

Prototype, Inc. (California)

XVT Software, Inc. (Delaware)

Peregrine Bridge Subsidiary, Inc. (Delaware)

Peregrine Systems of Canada, Inc. (Canadian)

Peregrine Systems, GmbH (Germany)

Peregrine Systems, B.V. (Netherlands)

Peregrine Systems, Ltd. (UK)

Peregrine Systems Int'l, Inc. (Barbados)

Peregrine Systems Australia Pty, Ltd. (Australia)

Peregrine Systems, Private, Ltd. (Singapore)

Peregrine Systems, K.K. (Japan)

FPrint UK, Ltd. (UK)

Peregrine Systems, S.A. (France)

AGDS (France)

Apsylog, Inc. (California)

Apsylog, GmbH (Germany)